Exhibit 10.2

CONTRACT

for a Consortium Credit in the Amount of

EUR 6,000,000*

between

Lydall Gerhardi GmbH & Co. KG

as Borrower

(the “Borrower” or “Lydall Gerhardi”)

and

Lydall Holding Deutschland GmbH

as Co-Debtor

(the “Co-Debtor”)

and

Deutsche Bank AG

as Mandated Lead Arranger and Agent

(the “Agent”)

and

the herein named banks

as Lenders

(the “Lenders”)

*	Original agreement is executed in German. This document has been translated to English.

PREAMBLE

Lydall Gerhardi is a mid-size company in the automobile accessories sector. The company specializes in the development and production of devices for thermal insulation made of aluminum (“heat shields”). Its customers include many well-known automobile manufacturers in Europe, which principally buy directly, and to a lesser extent indirectly, through other automobile suppliers. After the takeover by Lydall Inc., Manchester, Ct., USA, in 1999 and the spin-off of the plastic and galvanic division with two plants in the business year 2000, Lydall Gerhardi currently has a production facility in Meinerzhagen.

Lydall Gerhardi intends to increase its production capacity in order to fill the volume of orders obtained in the meantime. This is to be achieved through broad investments, both in the existing location in Meinerzhagen and for the erection of a new plant in St. Nazaire, France.

The investments necessary to increase production capacities amount to a total of approximately 15 million Euros and are distributed essentially over the business year 2003 and 2004. The overwhelming part of the investment program is provided for St. Nazaire and is financed using assets of Lydall Inc., USA. The investments to be made in Meinerzhagen will be made from the cash flow generated there.

The debt of Lydall Gerhardi is to be reduced through further pay-ins by the parent company. Therefore, only a cash line in the amount of EUR 6,000,000 is needed for financing of the company, which is to be presented to two further banks for cooperative financing. Lydall Gerhardi’s intention in this regard is to establish a circle of house banks in order to be able to approach them in the future on a broader, local financing basis, as soon as further large projects – for example, investments or the acquisition of a company – should arise.

This being said, the parties agree to the following Contract:

§ 1 - DEFINITIONS

In this Contract, the following terms, when printed in italics, have the following meanings:

“Completion of Syndication” is achieved on the date that the credit institutions joining the herein documented consortium credit in connection with the general syndication have joined this Contract as Banks.

“Agent” is Deutsche Bank AG, Hagen Branch, Bahnhofstrasse 1-3, 58095 Hagen. Hereafter, the Deutsche Bank Hagen Branch, even in its function as Mandated Lead Arranger, will be called the Agent.

“Bank” is each of the banks listed in Annex I.

“Bank Days” are (i) with respect to the determination of the EURIBOR or EONIA as well as payments in EUR TARGET Days and otherwise (ii) days on which the credit institutions are open for the business required in this Contract.

“Availability Commission” is 0.50% per annum of the unused parts of the credit line, payable at the end of each month.

“Existing Collateral “ is the collateral listed in Annex III.

“Definitive Due Date” is September 30, 2007.

“EONIA” (Euro Overnight Index Average) is the average of interest rates, calculated by the European Central Bank in percent per annum, given to two decimal places and weighted by volume, at which the banks selected as EURIBOR Panel Banks make disbursements in Euros to other banks on the target date up to the following target date, as published after 6:30 p.m. Brussels time on the target date in question, currently on the Bridge Telerate Page 247.

“Permitted Drawing of Funds” are Drawings by the Borrower wherethese do not exceed the credit granted, existing bank commitments at the Volksbank Meinerzhagen and bank commitments that are assumed with the consent of all lenders, as well as the supplier commitments usual to the industry incurred in connection with the regular conduct of business.

“EURIBOR” is the per annum interest rate for interbank deposits in EUROS determined by the Agent at 11:00 a.m., Central European Time, two banking days before the first day of each interest period, with a time corresponding to the interest period involved, which is shown on page EURIBOR 01 of the Reuters Information Service (or a page replacing this page) for “spot value” (D + 2) on the basis of the calculations method “current/360 days” and determined on the basis of the Euribor-FBE Agreement.

“Due Date” is the day on which the credit lineis scheduled for repayment, entirely or in part.

“FBE” is the Fédération Bancaire Européenne [European Banking Federation] with headquarters in Brussels.

“Financing Documents” are this Credit Contract, including annexes, as well as all other contracts connected herewith, especially collateral agreements.

“Interbank Rate” is EONIA. However, if:

(i)	due to a different beginning or end point on the relevant Reuters page, no rate is given for a running time corresponding to the interest period, or

(ii)	at the time specified for the determination of the Interbank Rate, there is no indication on the Reuters page in question for deposits in that currency, or

(iii)	the determination of the Interbank Rate is impossible in this manner for other reasons,

then the Interbank Rate will be the rate that the Agent calculates as the arithmetic mean of the quotations of the Reference Banks (rounded, if necessary, to the next higher 1/32% per annum), which these deposits, in the currency involved for the duration of this interest period from the first bank addresses on the European Interbank market at approximately 11:00 a.m., Central European Time, two Banking Days before the first day of the interest period in question, could receive. If such an interest rate is not quoted by a reference bank, then the Interbank Rate will be determined on the basis of the interest rate stated by the other Reference Banks.

“Credit” is the total amount of all Draws. In § 8, a reference to the “Credit” includes, at the same time, a reference to the Credit Granted.

“Lender” is each of the banks listed in Annex I.

“Borrower” is Lydall Gerhardi GmbH & Co. KG, Auf der Koppel 9, 58540 Meinerzhagen.

“Credit Granted” is the existing credit granted in accordance with § 2 (1).

“Grounds for Cancellation” is an event described in § 11.

“Cancellation Situation” is an event described in § 11, which immediately or after the expiration of a period, the providing of a warning or on the basis of a decision or a notification of the Majority Banks, confers the right to cancel in accordance with § 11.

“Lydall Group” is Lydall Inc., Manchester, Connecticut (hereinafter: “Ct.”), USA, and those Companies in which Lydall Inc. directly or indirectly holds majority equity.

“Lydall Inc.” is the principal company of the Lydall Group with its headquarters in Manchester, Ct., USA.

“Mandated Lead Arranger” is Deutsche Bank AG, Hagen Branch, 58095 Hagen; hereinafter, the Mandated Lead Arranger will also be referred to as the Agent.

“Margin” is 2.90% per annum on the currently applicable EONIA.

“Majority Banks” are Banks that participate together with at least 66 2/3% in the Credit Granted.

“Co-Debtor” is Lydall Deutschland Holding GmbH, Auf der Koppel 9, 58540 Meinerzhagen. It is jointly and severally liable for all claims from the Credit, however it does not have its own right to claim the credits.

“Net Revenue from Sale” is the gross revenue from the sale of a capital asset less the legal sales tax, fees, expenses and other costs arising from the sale.

“Reference Banks” are Deutsche Bank AG and every Bank that is listed in Annex I.

“TARGET Date” is a date on which payments in EUROS are carried in the Trans-European Automated Real-time Gross Settlement Express Transfer System.

“Subsidiary” is a company, the majority of which is owned by another company, so that the other company holds the majority of voting rights (dependent company). The shares or voting rights may be held directly or indirectly through another dependent company.

“Substantial Disadvantages” are all facts or developments that have or could have substantial negative effects on:

(i)	the financial conditions or the capital or income situation of the Borrower, the Co-Debtor, Lydall Inc., and therefore the ability of the Borrower to meet its payment commitments under this Contract, or

(ii)	the effectiveness, legal validity or enforceability of the commitments of the Borrower hereunder or of another Financing Document.

“Commercial Internal Capital” is the total of the subordinated shareholders’ loans in the consolidated balance sheet of the Co-Debtor and in the balance sheet of the Borrower as well as the internal capital shown there in each case. The internal capital is the sum of general partners’ or founding capital, reserves, loss carried forward and annual surplus/deficit.

“Draw” is each disbursement of credit funds to the Borrower completed under this Contract.

“Interest Collateral” is an instrument for the collateralization of interest that serves to remove the risk of interest changes. Especially suitable for this are interest caps or interest swaps.

§ 2 - CREDIT

(1) The Banks hereby give the Borrower a Credit Granted in the amount of a maximum overall total of EUR 6,000,000 (Euros six million). This Credit Granting can be drawn only by the Borrower. The funds will be made available by each Bank corresponding to its quota of the account held by it (see Annex I).

(2)	The Borrower will use the funds to finance the general need for funds of the Borrower and for the financing of interest and commissions that come due under this contract.

The Agent and the Banks are not required to verify the use of the credit funds.

(3)	The Banks are neither joint and several debtors nor joint and several creditors. The formation of a joint tenancy is excluded. Each Bank is the sole holder of the credit claim in the amount of its quota. To the extent that this Contract does not specify to the contrary, each Bank can enforce its rights under this Contract independently, without the need for cooperation of another Bank or of the Agent. If a Bank fails to perform its duties under this Contract, then the Borrower affected may make claims only against this Bank.

(4)	In the case of a cancellation/repayment in accordance with § 11 or an early repayment in accordance with § 7 (1) or § 8 (2) or (8), the Credit Granted and/or the Credit is decreased by the share of the Bank(s) concerned.

§ 3 – USE OF CREDIT

(1)	The Banks are not (any longer) required to permit Draws, if

(i)	the Definitive Due Date has passed, or

(ii)	one of the guarantees and assurances providedaccording to § 9 is not (any longer) true or is inapplicable, or

(iii)	a Cancellation Situation exists.

§ 4 – INTEREST PAYMENT/INTEREST PERIODS

(i)	Uses in continuous accounting will be subject to interest on the basis of the corresponding EONIA rates on the 25th of each month, plus margin.

(ii)	The interest for variable uses is due in each case at the end of each calendar month.

§ 5 – INTEREST RATE

(1)	The interest rate is set according to the Interbank Rate plus the Margin.

(2)	The interest will be calculated according to the exact number of days lapsed, referred to a year of 360 days.

(3)	Interest collateral will be provided in the amount of at least 75% of the credit granted.

§ 6 - REPAYMENT

(1)	Every Draw is to be paid back on the Due Date specified and in the amount there specified, but at the latest on the Definitive Due Date.

(2)	If the date indicated in paragraph (1) is not a Banking Day, then the payment must be made on the next earliest Banking Day.

§ 7 – EARLY REPAYMENT/CANCELLATION

(1)	If the Borrower outside the normal business operation should sell capital items of fixed capital, whose net sale proceeds within one year reach a total of EUR 500,000, then the Borrower will make a payment, subject to the agreement in paragraph 2, of (an) early repayment(s) in the amount of 50% of the Net Sale Proceeds. If the Borrower notifies the Agent with respect to the Net Sale Proceeds so obtained, that these Net Sale Proceeds will, entirely or in part, be used within a short time for the financing of the acquisition of articles of fixed assets of the Borrower, then this commitment does not exist to the extent of the amount provided for reinvestment.

(2)	The Banks will release their collateral rights to articles of the fixed assets that are scheduled for sale for the purposes of such a sale. The Banks will receive first rank collateral rights to the newly acquired objects of fixed assets arising from the Net Sale Proceeds at the time of acquisition of title by the Borrower.

§ 8 – CHANGE IN CONDITIONS/CHARGES/ILLEGALITY

(1)	If, due to a change that occurs after the execution of this Contract in legal or other provisions or their interpretation or application by an official, a court or other competent office (“Change in Law”),

(i)	capital, deposits or credits of a Bank are affected by reserve or deposit holding requirements or comparable measures, or

(ii)	if legal or other sovereign determinations regulations are made with respect to a bank’s internal capital in relation to its liabilities, or

(iii)	any other regulations with respect to credit are imposed on a bank, or

(iv)	principal and interest payments or the payments of other amounts to a bank are subjected to taxation or the basis of taxation of a bank is changed and it is not simply a general taxation of its overall income, or

(v)	changes are made in the above-named conditions or in another manner regulations are imposed on a bank with respect to its participation in this Contract, or generally in relation to such participation or granting of credit of this type, and as a result the costs of the Bank affected are increased for granting, continuation or refinancing of Draws or making available of the Credit under this Contract, or amounts which this Bank receives or would have received according to this Contract are decreased, then this Bank will inform the Borrower (through the Agent) without delay upon obtaining such knowledge of the change in the law and the Borrower of the Draw affected will reimburse such amount to this Bank at its request through the Agent, as this Bank would have to expend, as a result of this changing law, as a result of higher costs or the decrease in income that it has undergone as a result thereof. This requirement, however, does not exist if the change in law is based on a supervisory measure directed against an individual Bank due to its individual conditions.

(2)	The Borrower can cancel this Contract with respect to a Bank that demands reimbursement in accordance with paragraph 1 on the basis of a written declaration through the Agent, which the Agent must receive within 45 days after being informed of the change in law or after a demand for reimbursement, through a written declaration with immediate effect. With respect to the portion of the affected Bank, the cancellation will take effect only at the end of the current interest period. When the cancellation of outstanding Draws of this affected Bank, the outstanding Draws are to be repaid. Such a cancellation will result in a corresponding decrease in the Credit.

(3)	The Borrower will bear all taxes and similar public law charges of a Bank that are imposed upon it due to its participation in this Contract, now or in the future, and that do not represent a general taxation of the overall income of this Bank.

(4)	All payments of the Borrower under this Contract are to be made net, without any withholding or deduction of taxes, imposts and/or governmental fees of any type, unless the Borrower is required by law to undertake such withholdings or deductions.

(5)	If the Borrower is legally required to undertake a deduction in the sense of paragraph 3 with respect to amounts that are to be paid to Banks or to the Agent under this Contract, then it will pay to the Agent the supplementary amounts that are necessary, so that the net amount remaining after the deduction in the sense of paragraph 3 corresponds to the amounts that would have been payable without such deduction.

(6)	In the case of payment of a tax, impost and/or governmental fee of any type or with respect to a tax, impost and/or a governmental fee of any type, the Borrower is required to provide proof to the Agent of the payment having been made within 30 days after payment for each Bank affected.

(7)	If conditions arise that give a Bank the right to demand a reimbursement in accordance with paragraphs 1, 3 or 5, this Bank will provide the Borrower, without delay, with suggestions as to how the Credit can be continued while avoiding such reimbursements. Especially, it will make an effort, if the Borrower so wishes, to transfer its portion of the Credit to a credit institution associated with the Consortium that is not affected, or affected to a smaller scope, by the above-mentioned change. The Bank is, however, under no circumstances required to undertake corresponding actions if this would, in its opinion, which must correspond to reasonable estimates, be connected to disadvantages that cannot be compensated for through additional payments that the Borrower involved hereunder is committed or for which it has assumed a legally binding commitment in a separate document.

(8)

If, during the life of this Credit, due to a change in law, the binding nature of commitments arising out of this Contract become illegal for a Bank, then this Bank will inform the Borrower, through the Agent, of this fact without delay. The

Bank concerned in this case has the right to refuse to disburse a Draw and to demand the repayment of outstanding Draws at the end of the current interest payment (or earlier, if this is necessary due to the above-mentioned change in law) plus interest and other amounts to be paid under this Contract.

§ 9 – GUARANTEES AND ASSURANCES

The Borrower and the Co-Debtor assure that, with respect to themselves as well as Lydall Inc.:

(i)	the Borrower and the Co-Debtor, as well as Lydall Inc., were regularly founded and exist in the legal form shown by their firm name, each above-mentioned entity has the legal right to fulfill its obligations under the Financing Documents and each Financing Document to which such an entity is a party is legally binding upon it;

(ii)	no insolvency or similar proceeding has been initiated, neither against the Borrower, the Co-Debtor, nor – to its best knowledge – Lydall Inc., or, according to its best knowledge, is the initiation of such a proceeding pending;

(iii)	neither the Borrower nor the Co-Debtor nor – according to its best knowledge – Lydall Inc. has infringed contractual or legal duties or commitments whose infringement could be expected to give rise to Substantial Disadvantages, and the decision, execution and performance of this Contract will not result in an infringement of any of the above-mentioned duties or commitments;

(iv)	there is no court proceeding (before State courts or courts of arbitration) or administrative proceedings or is, to its best knowledge, imminent, either against the Borrower or against the Co-Debtor or – according to its best knowledge – Lydall Inc. in which, according to reasonable consideration of the evidence, there exists a non-negligible risk of a disadvantageous outcome and in which such an outcome would result in Substantial Disadvantages;

(v)	the last Annual Report together with the Situation Report of the Borrower, the last Annual Report of the Co-Debtor, as well as the last consolidated Annual Report – Form 10K - of Lydall Inc., provide a picture of the capital, financial and income situation of the Borrower as well as Lydall Inc. that corresponds to actual conditions. The Annual Report of the Borrower was issued in accordance with the accounting regulations of the Commercial Law Book, the applicable tax laws and generally accepted principles of orderly bookkeeping and balance sheets currently in effect in the Federal Republic of Germany that were applied on a consistent basis (exception: recent information on changes with respect to the Agent and the Banks), and, on the date of issuance of its last Annual Report, there existed no substantial liabilities and no substantial unrealized losses or losses to be expected to which reference was not made in the Annual Report in Question.

The Annual Report of the Co-Debtor, as well as the Consolidated Balance Sheet of Lydall Inc., are issued in accordance with US Generally Accepted Accounting Principles; as of the date of the last issued Annual Report, there were no substantial liabilities and no substantial unrealized or expected losses and no changes in the Balance Sheet recording and appraisal to which reference is not made in the Annual Report in question;

(vi)	Since December 31, 2002, neither the Borrower nor the Co-Debtor nor in Lydall Inc. has there occurred a substantial decline in financial conditions or the capital, finance and income positions that have Substantial Disadvantages as a consequence;

(vii)	the execution and fulfillment of the Financing Documents will not result in the Borrower or the Co-Debtor being required to post collateral or such collateral coming into existence unless the posting or the creation of collateral does not conflict with § 10 (4) (ii);

(viii)	no Cancellation Situation exists;

(ix)

– to its best knowledge - its payment commitments under this Contract stand at least equal in rank - pari passu - to all other current and future unsecured and not lower ranked payment commitments unless a preferred satisfaction of other payment commitments arise forcibly from applicable regulations of the Insolvency Law or other generally applicable laws;

(x)	neither it nor the Co-Debtor has posted or allowed to be posted collateral encumbering current or future capital assets to other lenders (to the extent not otherwise permitted in § 10 (4) (i) );

(xi)	all other information provided to the Agent and the Banks with respect to the Borrower, the Co-Debtor as well as Lydall Inc., are correct and complete in all substantial aspects, all plan figures provided to the Banks by the Borrower and/or discussed with them were prepared with the necessary care and are based on plausible and comprehensible initial data and that all substantial information in connection with general future developments has been revealed.

§ 10 – PAYOUT PRECONDITIONS, OTHER COMMITMENTS

(1)	The Borrower commits itself before the first Draw, to transmit to the Agent

(i)	a table with sample signatures of persons who can represent the Borrower in connection with this Contract, certified by the number of members of its business management/attorneys-in-fact sufficient to represent the Borrower,

(ii)	certified copies of the Bylaws as well as a current extract from the Commercial Registry.

(2)	The Borrower further commits itself, at the latest two weeks before the first use, to submit to the Agent

(i)	an updated business plan, signed by the business management of the Borrower, covering the Borrower and the Co-Debtor, which may not substantially deviate from the submitted consolidated business plan of the Borrower and the Co-Debtor;

(ii)	an Annual Report signed by a member of the business management of Lydall Deutschland Holding GmbH for the business year 2002 on a consolidated basis issued according to the US-GAAP regulations, which may not deviate substantially from the preliminary Annual Report of Lydall Deutschland Holding GmbH for the business year 2002 on a consolidated basis to the extent that the deviations are not attributable to differences in the balance sheet creation and appraisal regulations according to HGB and US-GAAP comprehensibly to the Banks;

(iii)	an Annual Report signed by a member of the business management of Lydall Deutschland Holding GmbH for the business year 2002 , issued according to the US-GAAP regulations, which may not deviate substantially from the preliminary Annual Report of Lydall Deutschland Holding GmbH for the business year 2002 – to the extent that the deviations are not attributable to differences in the balance sheet creation and appraisal regulations according to HGB and US-GAAP comprehensibly to the Banks;

(iv)	the Consolidated Annual Report, audited and tested by independent auditors for the business years 2000 and 2001 as well as the Consolidated Balance Sheet and Profit and Loss Statement – Form 10K - for the business year 2002 of Lydall Inc.;

(v)	the definitive Annual Report of Lydall Gerhardi GmbH & Co. KG for the business year 2002, issued according to HGB principles, as soon as it is prepared;

(vi)	the current interim figures of the Borrower, in the format previously used by the Borrower;

(vii)	the current interim figures of Lydall Deutschland Holding on a consolidated basis, in the format previously used;

(3)	The Borrower further agrees to make certain that, before use, on the basis of the separate collateral pool contract, the collateral listed therein has been provided to the Banks in an orderly fashion as surety for all their claims arising out of this Credit Contract.

(4)	The Borrower and the Co-Debtor agree, during the life of this Contract,

(i)	for its other current or future financial commitments not based on this Contract, to issue no sureties encumbering current or future capital assets and not to tolerate the existence of such sureties, unless this involves

(a)	collateral of which the Agent was informed before the execution of the Credit Contract – as has already been done with respect to the collateral for a credit of the Volksbank Meinerzhagen to the benefit of the Volksbank Meinerzhagen on the real estate debt recorded on the building acquired by Hilba for EUR 2,000,000, as well as the guarantee from the Borrower in favor of the Co-Debtor, according to the repayment plan represented in Annex V, as collateral for two loans of Lydall Deutschland Holding GmbH to finance the acquisition of the Company as well as business operations, provided the Credit amount that is guaranteed thereby is not increased;

(b)	collateral which, in the normal course of business, on the basis of usual contractual agreements, becomes surety for liabilities (aside from credit liabilities) with respect to suppliers or other service providers (for example, reservation of title, AGB pledge rights);

(c)	labor and other legal lien rights;

(d)	collateral to which the Majority Banks have consented;

(ii)	not to extend or guarantee any credits without the consent of the Majority Banks, to assume guarantees or other liability for credits of other persons unless this involves

(a)	Credits to or liability assumption for other companies of the Lydall Group up to a cumulative threshold value of EUR 500,000; or

(b)	Credits or assumption of liability in connection with the usual course of business with third parties outside the Lydall Group.

(iii)	to maintain insurance policies currently in existence and to contract for new insurance policies as they become necessary, to the extent of the standards of the industry;

(iv)	to notify the Agent immediately of the existence of a Cancellation Situation known to exist or that will occur after the expiration of a time period and/or upon the occurrence of another condition, and of any matters that appear to be substantial, which might lead to the endangering of the orderly fulfillment of the Financing Document; and

(v)	always to act in accordance with all applicable laws, official regulations, permits, licenses, to the extent that this is relevant to avoiding Substantial Disadvantages.

(5)	The Borrower also agrees,

(a)	to ensure that it incurs no credit liabilities (including those from guarantee credits and lease agreements) or undertakes other fund acquisitions, unless it is Permitted Funds Acquisitions that are involved;

(b)	to ensure that, to the extent this might endanger the fulfillment of commitments by the Borrower under this Credit Contract, no substantial change takes place in the business activities of the Borrowers;

(c)	to undertake no distributions or capital repayments, as long as the commercial internal capital in the consolidated balance sheet of the Co-Debtor and the Borrower do not exceed 25% of the current balance sheet total. If the balance sheet creation and appraisal methods used in the calculation of the commercial internal capital change (see paragraph 7a), then the Banks have the right to adjust the above balance sheet ratio, taking the change into account.

(6)	The Borrower further commits itself to provide to the Agent for the Banks, until all claims of the Banks based on this Contract have been fulfilled, in a sufficient number of copies for the Banks:

(a)	within 180 days after the closing of each business year (x) its Annual Report according to HGB, audited and tested by independent auditors, as well as (y) the Consolidated and Non-consolidated Annual Reports of the Co-Debtor , signed by the management of the Co-Debtor, according to US-GAAP, and (z) the Consolidated Annual Report of Lydall Inc. – Form 10K - audited and tested by independent auditors, where the Annual Reports are to be issued in accordance, as the case may be, with the accounting regulations in effect in the Federal Republic of Germany or in the USA and with generally accepted and applied principles of orderly bookkeeping and balance sheet issuance and to inform promptly the Agents and the Banks concerning any changes from previously applied balance sheet generation and appraisal methods;

(b)	within 60 days after the end of the first, second and third quarters of the business year, (x) its Quarterly Figures signed by the management, (y) the Consolidated Quarterly Figures of the Co-Debtor signed by the management of the Co-Debtor and (z) the Consolidated Quarterly Figures – Form 10Q - of Lydall Inc.;

(c)	within 60 days after the end of a half-calendar year, the consolidated, updated budget of the Co-Debtor, signed by the managers of the Co-Debtor;

(d)	upon demand, giving the reasons of the Agent or a Bank through the Agent in connection with what is legally permissible, to provide information concerning (x) its economic conditions and its Annual Report, (y) the economic conditions and the Annual Report of the Co-Debtor, as well as (z) the economic conditions and the Consolidated Annual Report of Lydall Inc.

(7)	The Borrower agrees to use Draws only for the purposes listed in § 2 (3).

(8)	Furthermore, the Borrower agrees to carry out financial transactions with other companies of the Lydall Group – especially with the affiliate with the same business purpose as the Borrower now under construction in St. Nazaire, France – only on the basis of conditions comparable to the market (“at arm’s length”).

§ 11 – CANCELLATION FOR IMPORTANT REASON

The Agent has the right or, on the basis of an instruction from the Majority Banks, the duty (i) to cancel the Credit Granted and/or (ii) to demand the immediate repayment of the Credit (entirely or in part) together with accrued interest and other amounts due hereunder, if

(i)	the Borrower fails to pay one or more amounts owed under this Contract when due and, if the payment was not made on time solely due to a technical delay or an administrative oversight, fails to make the payment within ten Banking Days after a reminder by the Agent, or

(ii)	the Borrower violates one of its other substantial duties under this Contract, especially one of its commitments in accordance with § 10 and this violation, if it is correctable, is not corrected within ten Banking Days after the Borrower has obtained positive knowledge of the conditions on which the violation of duty is based, or

(iii)	at any time at which one of the guarantees and assurances that are given or repeated in § 9 is in a substantial respect not, or no longer, accurate and this violation, to the extent that it is correctable, has not been corrected within ten Banking Days after the Borrower has obtained positive knowledge of the conditions on which the violation of duty is based, or

(iv)	the Borrower, the Co-Debtor or another company of the Lydall Group fails to meet its financing obligations with respect to third parties when due, or third parties call due early or are entitled to call due such financial commitments, provided these exceed an amount of EUR 500,000 (if appropriate after conversion to EUROS) and this condition is not corrected within 10 Banking Days, and as a result endangers the ability of the Borrower to meet its payment obligations, or

(v)	the Borrower, the Co-Debtor or another company of the Lydall Group suggests or agrees to an out-of-court settlement for the benefit of its creditors in order to prevent an insolvency proceeding or a similar agreement, and as a result endangers the ability of the Borrower to meet its payment obligations, or

(vi)	the Borrower, the Co-Debtor or another company of the Lydall Group is unable to meet its obligations, the Borrower, the Co-Debtor or another company of the Lydall Group applies for the opening of an insolvency proceeding according to §§ 17 through 19 of the Insolvency Law, its managers or other entities are required by law to make such an application or the competent court orders a measure in accordance with § 21 of the Insolvency Law concerning such a company or opens an insolvency proceeding against such a company or, in the case of a company of the Lydall Group with headquarters outside the Federal Republic of Germany, an analogous situation arises, especially a request for the initiation of an insolvency, debt reduction, debtor protection or similar proceeding or the appointment of a Receiver, Trustee, Custodian or similar administrator for the company or (a part of) its capital is ordered or such an administrator is appointed by a competent court or a competent authority with the exception of abusive or other obviously unfounded requests, and as a result, the ability of the Borrower to meet its payment obligations is endangered, or

(vii)	a liquidation proceeding is initiated with respect to the Borrower or the Co-Debtor, or

(viii)	one or more outside persons obtain the majority of votes and/or the majority of capital in the Borrower, the Co-Debtor or Lydall Inc. A person is considered to be an outside person if, before the acquisition, he has held neither a direct nor an indirect equity in the Borrower, the Co-Debtor or Lydall Inc., and does not belong to the Lydall Group.

(ix)	the Borrower, the Co-Debtor or another company of the Lydall Group has violated contractual or legal commitments or duties whose violation leads to the expectation of initiation of Substantial Disadvantages, or a court proceeding (before State courts or courts of arbitration) is pending or about to be filed against one of the above-mentioned companies in which, according to a reasonable consideration, a non-negligible risk of a disadvantageous outcome exists and in which such an outcome would result in Substantial Disadvantages, or

(x)	the economic conditions of the Borrowers, the Co-Debtor or another company of the Lydall Group have declined substantially overall or other circumstances arise if the decline or the arising of the other circumstances endangers or substantially delays the fulfillment of the Borrower’s commitments under this Contract.

(xi)	the Borrower or the Co-Debtor has purposely made materially significant incorrect statements concerning the economic conditions of the Borrower or of the Co-Debtor or concerning Lydall Inc.

(xii)	a surety is or has become invalid.

§ 12 – DELAY/INDEMNITY FOR DAMAGES

(1)

If any amount payable according to this Contract is not paid when due, then delay begins independently of a reminder. As a result of the unpaid amounts, each Bank has the right to refinance daily or for any other period that seems reasonable to it and to payment from the Borrower or the Co-Debtor of its refinancing costs plus (except in the case of nonpayment of interest) the Margin, but as a minimum the payment of delay interest in the amount of the interest rate applicable before the beginning of the delay. These refinancing costs plus (except in the case of nonpayment of interest) the Margin are due at the end of the period for which the Bank has obtained refinancing.

(2)	The Borrower must, in addition, assume liability upon request by the Agent for any material damage the Bank suffers as a result of the fact that any amounts payable according to this Contract (including interest) are not paid when due or Draws are not disbursed because not all disbursement preconditions have been met.

§ 13 - PAYMENTS BY THE BORROWER

(1)	All payments by the Borrower are payable net on the due date, without being requested, with no deduction for taxes or similar deductions of any type. Payment commitments of the Borrower in connection with this Contract are considered to be fulfilled with debt-free effect (with respect to all (creditors)) only if and to the extent the amounts involved have been actually paid and credited without reservation to the account specified in each case by the Agent.

(2)	The Borrower does not have the right to offset amounts owed to it against claims by the Agent or the Bank arising from this Contract or to assert a withholding right unless the counterclaim is undisputed or has been legally determined.

(3)	If the Borrower should pay amounts that are insufficient to fulfill debts due under this Contract, the Agent will apply these payments in the following order to the debts due under this Contract corresponding to the quotas of the Banks:

(a)	first – to fees, commissions, costs and other expenses of the Agent;

(b)	second – to interest payments due and not made;

(c)	third – to outstanding Draws; and

(d)	fourth – to all further debts due.

§ 14 – BALANCE SETTLEMENT

The Borrower will, if possible, use the Banks evenly in proportion to their credit ratios. In case of the cancellation of all or part of the Credit, a balance compensation will be completed between the Banks in proportion to their credit quotas according to Annex I. The surety pool agreement to be executed separately will regulate the details.

§ 15 - COMMISSIONS

The Borrower commits itself to pay to the Agent the Commissions specified in the Mandate Agreement of October 23, 2002 at the times stated therein.

The Borrower further agrees to pay to the Banks a Readiness Commission on the unused and un-cancelled part . The Readiness Commission is to be paid in EUROS at the end of the month. It is calculated on a daily basis based on the number of actual days expired and a 360-day year.

§ 16 – REIMBURSEMENT OF COSTS

(1)	The Borrower will, upon request, reimburse Deutsche Bank AG all documented reasonable and necessary expenses that Deutsche Bank AG incurs in connection with the syndication of this Credit and the preparation, negotiation, documentation and execution of this Contract.

(2)	The Borrower will reimburse the Agent and the Banks on demand all documented reasonable and necessary expenses in connection with the court or out-of-court defense or prosecution of existing rights against it.

§ 17 – CONFIDENTIALITY

The Agent and the Banks commit themselves to the Borrower, to maintain strict confidentiality and silence concerning all confidential information concerning the Borrower, the Co-Debtor and other companies of the Lydall Group obtained in connection with these Financing Documents and to make this information inaccessible to a third party outside the consortium of each Bank, unless a revelation is required by law, by action of authorities or on the basis of a court order or if information is divulged to third parties of whom confidentiality is required by civil law.

Confidential information in the sense of this provision is such information that is not publicly known or accessible (with the exception of such information that has become publicly known or accessible due to a violation of this § 17).

§ 18 – THE AGENT AND THE BANKS

(1)	The Banks hereby empower the Agent to take all legal actions provided in the Financing Documents. The Agent has, with respect to the Banks, no other commitments than those that it has expressly assumed in the Financing Documents. Paragraph (4) is unaffected. The Agent is released from the limitations of § 181 of the Civil Law Book.

(2)	The Agent assumes, with respect to the Banks, no liability for the legal validity, effectiveness and enforceability of the Financing Documents, for the correctness of the certifications and assurances of the Borrower and of the Co-Debtor in connection with this Contract, for the correctness, completeness and suitability of the documents submitted by the Borrower in accordance with this Contract, to the Agent or the Banks and other notifications as well as for the good faith of the Borrower, the Co-Debtor or other companies of the Lydall Group.

Similarly, the Agent has no liability to the Banks for actions or omissions of its employees or departments, except in the case of gross negligence or intentional actions.

Each Bank assures the Agent and the other Banks that it has examined the Financing Documents on its own responsibility, reached its own credit decision and remains responsible for their further examination. With the exception of cases expressly provided herein, the Agent is not required to give the Banks, during the life of this Contract or the development of the credit relationship, credit information concerning the Borrower, the Co-Debtor or any other company of the Lydall Group that it has not received on the basis of this agreement. The Agent may, without limitation, receive deposits from the Borrower, grant credit to the Borrower or carry out other banking business with the Borrower.

(3)	The Banks will hold the Agent harmless corresponding to their share of the outstanding Draws or, if no Draw is outstanding, of the Credit Granted, for the costs, expenses (with the exception of normal administrative costs) and damages which the Agent suffers in the exercise of its rights and fulfillment of its duties arising from the Financing Documents (to the extent that these are not reimbursed by a Borrower), unless the Agent in the exercise of these rights and fulfillment of these duties has not applied the care it applies in its own affairs. Claims by the Banks against the Borrower remain unaffected.

(4)	In the relationship with the Banks, the Agent has the right not to exercise rights or not to perform tasks that are assigned to it in this Contract or that are necessarily connected to such rights or tasks if it has received no instructions from the Banks or the Majority Banks as to whether and how such a right is to be exercised or such a task is to be performed. Unless otherwise provided in this Contract, the Agent will act in accordance with the instructions received from the Majority Banks, which are binding for all Banks. If the Agent has been instructed correspondingly by the Majority Banks, it will not exercise rights or perform tasks that are assigned to it in this Contract.

Instructions from the Banks or Majority Banks to undertake legal enforcement measures need not be followed by the Agent, unless it is released to its own satisfaction from the costs and expenses (including court and attorneys’ costs), which might arise in connection with such legal enforcement measures. The Agent will not undertake legal enforcement measures in the name of the Bank without its consent.

(5)	In the exercise and performance of its rights and duties under this Contract, the Agent will use, with respect to the Banks, the care that it uses in its own affairs. In relation to the Banks, the Agent has the right to trust all notifications that it considers genuine and in its opinion come from the person who is designated in such a notification as the originator. The Agent has the right to obtain opinions and information from attorneys, auditors and similar professional counselors that appear to be necessary or appropriate and to trust in these opinions and information.

(6)	The Agent will acknowledge, without delay, receipt of the documents listed in § 10 (1), (2) and (6) of this Contract and forward to the Banks copies of all documents it receives from the Borrower under this Contract in its capacity as Agent, especially in accordance with § 10, as well as informing the Banks without delay of the content of other notifications of the Borrower directed to it in its capacity as Agent (with the exception of purely administrative notifications that do not affect the rights and duties of the banks).

Similarly, the Agent will forward any notifications or questions of the Banks to the Borrower, which are made under this agreement without delay.

(7)	The Agent will inform the Banks of the existence of a Cancellation Situation, if and as soon as it has gained knowledge thereof in its function as Agent from a Bank or has actually gained knowledge of a Cancellation Situation in accordance with § 11 (i).

§ 19 – ASSIGNMENTS/TRANSFERS

The Borrower cannot assign or transfer its rights and duties arising from this Contract, either entirely or in part.

§ 20 - NOTIFICATIONS

(1)	All notifications under this Contract must, unless otherwise stipulated in this Contract, be made by letter, by Fax or by e-mail (with confirmation by subsequent letter, the lack of which does not affect the effectiveness of the notification).

(2)	All notifications to the Borrower are to be directed to the following address of the Borrower:

Lydall Gerhardi GmbH & Co. KG

Auf der Koppel 9

D – 58540 Meinerzhagen

Telephone: [+49] 2354 / 709-0

Fax: [+ 49] 2354 / 709-116

or to another address, of which the Borrower has notified the Agent in good time.

(3)	All notifications to the Agent are to be directed to the following address:

Deutsche Bank AG

Hagen Branch

Bahnhofstrasse 1-3

D – 58095 Hagen

Telephone: [+49] 2331 / 394-163

Fax: [+49] 2331 / 394-160

§ 21 – CONTRACTUAL AMENDMENTS

(1)	The Agent has the right, subject to the provisions of the following clauses, with the prior consent of the Majority Banks, to waive rights of the Banks or of the Agent under this Contract or to agree with the Borrower to amendments of this Contract. Waivers or amendments,

(a)	which lead to an increase in credit funds approved or to a reduction of the repayment, interest or commission amounts to be paid, by the Borrower

(b)	whose purpose is to grant deferments of payment or the extension of the payment periods concerning amounts to be paid by the Borrower or an extension of a Draw Period,

(c)	which refer to a clause that expressly provides for the consent of all Banks, and which lead to a cancellation of this consent requirement, or

(d)	which refer to the definition of the “Majority Banks”, § 2, § 3 (2), § 13, § 14, § 19 (1) as well as this § 21,

require the consent of all Banks.

Waivers of rights of the Agent and contractual amendments that affect the rights and duties of the Agent and/or the Mandated Arrangers require the consent of the Agent and, if appropriate, of the Mandated Arrangers.

(2)	Amendments to this Credit Contract, including this written form clause, must be in written form.

§ 22 - MISCELLANEOUS

(1)	The general business conditions of the Agent, which are attached as Annex VI to this Contract and which are an integral part of this Contract, shall apply as a supplement.

(2)	If individual provisions of this Contract should be or become legally ineffective or impracticable, entirely or in part, then the remaining provisions are not affected thereby. The parties agree to replace an ineffective or impracticable provision with such an effective or practicable provision that comes as close as possible to the economic purpose of the ineffective or impracticable provision. This applies correspondingly to loopholes.

(3)	The delay or (even partial) failure to exercise rights does not constitute a waiver of such rights and will not lead to a forfeiture of these rights.

(4)	Annexes I - VI are an integral part of this Contract.

§ 23 – APPLICABLE LAW AND COURT JURISDICTION

(1)	This Contract and all rights and duties arising therefrom will be determined exclusively according to the laws of the Federal Republic of Germany.

(2)	Non-exclusive court jurisdiction is Cologne.

The Borrower

Lydall Gerhardi GmbH & Co. KG

Auf der Koppel 9

D – 58540 Meinerzhagen

Telephone: [+49] 2354 / 709-0

Fax: [+ 49] 2354 / 709-116

/s/ Bertrand Ploquin	/s/ Klaus Ritschel
Bertrand Ploquin	Klaus Ritschel

The Co-Debtor

Lydall Deutschland Holding GmbH

Auf der Koppel 9

D – 58540 Meinerzhagen

Telephone: [+49] 2354 / 709-0

Fax: [+ 49] 2354 / 709-116

/s/ Raymond S. Grupinski
Raymond S. Grupinski

The Agent

Deutsche Bank AG

Hagen Branch

Bahnhofstrasse 1-3

D – 58095 Hagen

Telephone: [+49] 2331 / 394-163

Fax: [+49] 2331 / 394-160

/s/ Torben Kahlbaum
Torben Kahlbaum

The Banks

Deutsche Bank AG

Hagen Branch

Bahnhofstrasse 1-3

D – 58095 Hagen

Telephone [+49] 2331 / 394-163

Fax: [+49] 2331 / 394-160

/s/ Torben Kahlbaum
Torben Kahlbaum

Volksbank Meinerzhagen eG

Hauptstraße 12

58540 Meinerzhagen

Telephone (+49) 2354 / 916-190

Fax: (+49) 2354 / 916-188

/s/ Roland Krebs
Roland Krebs

ANNEX I

The Banks

Bank	Amount
Deutsche Bank AG.	EUR 3,000,000.00

Volksbank Meinerzhagen eG	EUR 3,000,000.00

ANNEX II

To:

1.  Deutsche Bank AG

Hagen Branch

Bahnhofstrasse 1-3

D – 58095 Hagen

GUARANTEE

Under an agreement dated … (as the same may be amended from time to time, the “Agreement”), with which we are familiar, you have agreed, subject to certain terms and conditions, to make available credit facilities or other financial accommodation to Lydall Gerhardi GmbH & Co. KG, Auf der Koppel 9, 58540 Meinerzhagen, Germany, (the “Borrower”) up to the amount of 6.000.000,— Euro against our first demand guarantee. Accordingly, we issue this Guarantee in order to ensure that you shall receive payment of all amounts expressed to be payable by the Borrower under the Agreement (the “Indebtedness”) in the currency and at the place provided therein at its stated or accelerated maturity, net of any deduction or withholding whatsoever and irrespective of the factual or legal circumstances and motives by reason of which the Borrower may fail to pay the Indebtedness.

1. Guarantee and Guaranteed Amount

We hereby irrevocably and unconditionally guarantee the payment to you, in Hagen and in effective EURO, of the Indebtedness up to 6.000.000,— Euro (six million). In addition to such amount, we hereby irrevocably and unconditionally guarantee the payment to you of such further amounts as correspond to interest, cost, expenses, fees and all other amounts expressed to be payable by the Borrower under the Agreement. Payment hereunder will be made net of any deduction or withholding whatsoever.

2. Payment upon First Demand

We shall effect payment hereunder immediately upon your first demand and confirmation in writing or by teletransmission that the amount claimed from us equals the Indebtedness (or part thereof) which the Borrower has not paid when due and under the condition that the Borrower is in arrears with his payments for 10 days.

3. Primary, Independent Obligation

This Guarantee constitutes our primary and independent obligation to make payment to you in accordance with the terms hereof, under any and all circumstances, regardless of the validity, legality or enforceability of the Agreement and irrespective of all objections, exceptions or defences from the Borrower or third parties.

4. Guarantee for Payment

You shall not be required first to claim payment from, to proceed against, or enforce any claims on or security given by, the Borrower or any other person before making demand from us hereunder.

5. Exclusion of Specific Defences

This Guarantee and our obligations hereunder shall not be contingent upon the legal relationship between you and the Borrower and shall be independent of any enforceable notwithstanding (a) any defect in any provision of the Agreement, (b) any absence or insufficiency of corporate resolutions relating to the Indebtedness, (c) any inadequate representation of the Borrower, (d) any absence of licences or other authorisations or any factual or legal restrictions or limitations existing or introduced in the country of the Borrower, (e) any agreement made between you and the Borrower concerning the Indebtedness, including any extension of the term of payment and any rescheduling or restructuring of the Indebtedness, whether or not we shall have given our consent thereto, (f) the taking, existence, variation or release of any other collateral provided to you for the Indebtedness, and your legal relationship with any provider of such other collateral, (g) any right of the Borrower to rescind the Agreement, and (h) any right that you may have to set-off the Indebtedness against a counterclaim of the Borrower.

6. Taxes

Any amount payable by us hereunder will be paid free and clear of and without deduction of any withholding taxes. Withholding taxes are taxes, duties or governmental charges of any kind whatsoever which are imposed or levied in, by or on behalf of the country in which we are/or the Borrower is situated, and which are deducted from any payment hereunder and/or under the Agreement. If the deduction of withholding taxes is required by law, then we shall pay such additional amounts as may be necessary in order that the net amounts received by you after such deduction shall equal the amount that would have been receivable had no such deduction been required.

7. Currency Indemnity

Payments made by us to you pursuant to a judgement or order of a court or tribunal in a currency other than that of the Guarantee (the “Guarantee Currency”) shall constitute a discharge of our obligation hereunder only to the extent of the amount of the Guarantee Currency that you, immediately after receipt of such payment in such other currency, would be able to purchase with the amount so received on a recognised foreign exchange market. If the amount so received should be less than the amount due in the Guarantee Currency under this Guarantee, then as a separate and independent obligation, which gives rise to a separate cause of action, we are obliged to pay the difference.

8. Limitation of Subrogation

So long as any sum remains payable under the Agreement, we undertake not to assert any claim we may have against the Borrower by reason of the performance of our obligations under this Guarantee, whether on contractual grounds or on any other legal basis, until all amounts payable to you under the Agreement have been fully and irrevocably received or recovered. Any amount received or recovered by us from the Borrower shall be held in trust for and immediately paid to you. If we make any payment to you hereunder, we shall only be subrogated in your rights against the Borrower once all amounts payable to you under the Agreement have been fully and irrevocably received or recovered by you.

9. Dissolution/Change of Structure

The obligations under this Guarantee shall remain in force notwithstanding any dissolution or change in the structure or legal form of the Borrower.

10. Restructuring

You shall without our consent be entitled to reschedule or restructure principal, interest and other amounts payable under the Agreement, to release the Borrower from its obligations and/or to accept a new debtor if, for reasons which you deem important, you or other companies of the Deutsche Bank group and / or the ...........agree to similar measures also with respect to you or their other credits extended to entities in the country of the Borrower. Our liability under this Guarantee shall not be affected by such measures, and we undertake to pay to you upon first demand, in accordance with the terms hereof, all such amounts in full and at such time as they would have become due and payable had the Agreement and the Indebtedness remained effective and unaltered. Our consent to the terms and documentation of such rescheduling, restructuring, release or debt assumption shall not be required.

11. New Money

Should you agree, in connection with a debt restructuring or in order to avoid such restructuring, to extend new credits (“New Money”) to the Borrower or other entities in the country of the Borrower and should your participation in such New Money be calculated on the basis of credits extended by you and/or other companies of the Deutsche Bank group and/or the .................to the Borrower or such other entities, we hereby irrevocably and unconditionally guarantee, in accordance with the terms hereof, that portion of the claims for principal, interest, cost, expenses, fees and other amounts payable in respect of the New Money by which your participation in the New Money is increased by virtue of the Indebtedness, regardless of whether you are legally obliged to take part in the restructuring of the New Money. Our consent to the terms and documentation of the New Money shall not be required.

12. Miscellaneous

We represent and warrant that this Guarantee is binding, valid and enforceable against us in accordance with its terms. We waive any express acceptance of this Guarantee by you. We confirm that we have taken, and will continue to take, all necessary steps to ensure that any amount claimed by you from us hereunder can be transferred to you immediately, free of any deduction, cost or charges whatsoever. We waive any right to require information from you in respect of the Agreement and the Indebtedness.

13. Term

This Guarantee is effective as of its date of issuance and shall expire once all amounts expressed to be payable by the Borrower to you under the Agreement have been fully and irrevocably received by you. However, should you thereafter become liable to return monies received in payment of the Indebtedness as a result of any bankruptcy, composition or similar proceedings affecting the Borrower, this Guarantee shall be reinstated and become effective again notwithstanding such expiration.

14. Partial Invalidity

Should any provision of this Guarantee be unenforceable or invalid, the other provisions hereof shall remain in force.

15. Applicable Law, Jurisdiction

This Guarantee and all rights and obligations arising hereunder shall in all respects be governed by German law. We hereby submit to the jurisdiction of the competent courts of Cologne, Germany, and, at your option, of the competent courts of our domicile. We hereby irrevocably appoint <name of guarantor´s process agent with domicile at the place of the stated jurisdiction> as our agent for service of process or other legal summons in connection with any action or proceedings in Germany arising under this Guarantee.

Manchester, Ct., (date)

Guarantor:

Lydall Inc.

/s/ David Freeman David Freeman (Company and legally binding signature)

ANNEX III

Surety Pool Agreement

Surety Pool Agreement

Between

1.	Deutsche Bank AG, Hagen Branch,

Bahnhofstrasse 1-3, 58095 Hagen,

- hereinafter also called “Pool Leader”

2.	Volksbank Meinerzhagen eG

Hauptstraße 12, 58540 Meinerzhagen

- hereinafter called “Banks” as a group or each of them called

“Bank”– as a civil law company and the company

Lydall Gerhardi GmbH & Co. KG

Auf der Koppel 9, 58540 Meinerzhagen

- hereinafter called the “Firm”–

as well as the firms

1.)	Lydall Holding Deutschland GmbH

Auf der Koppel 9, 58540 Meinerzhagen

2.)	Lydall Inc.

Manchester, Connecticut, USA

- hereinafter called “the Third Party Surety Providers” as a group and each of them called “a Third Party Surety Provider”–

the following Agreement is reached:

§ 1 Credits

(1)	The Banks have a business relationship with the Firm and have granted to it, upon execution of this Agreement, on the basis of the Consortium Credit Agreement of under with joint and several liability of the Firm Lydall Holding Deutschland GmbH, the credit lines listed below:

Cash credits (Current Account Credit)
1. Deutsche Bank AG	€3,000,000.00
2. Volksbank Meinerzhagen eG	€3,000,000.00

€6,000,000.00

(2)	To the extent that the credit agreements so provide, the cash credits in accordance with Paragraph (1) B) can also be used as surety, discount and acceptance credit, as well as for derivative business/Swaps.

(3)	The Firm can control credit lines and credits independently. Each bank is solely and directly entitled to the claims arising from the credits awarded to it.

(4)	The Banks agree with each other to maintain the credit lines in accordance with Paragraph (1) for the duration of this Agreement and to undertake reductions or deletions only by common agreement. This does not apply to credits granted outside the Pool.

§ 2 Sureties

(1)	The Firm has provided the following sureties to the Pool Leader:

a)	Surety transfer of all current and future commercial and technical operating and business equipment in accordance with the Space Surety Transfer Agreement of 11/24/1999;

b)	A land charge of DM 11,000,000.00 on the operating building at 58540 Meinerzhagen, Auf der Koppel 9, registered at the District Court of Meinerzhagen in the Land Registry of Meinerzhagen, Page 2918, No. 2.

(2)	The Third Party Surety Providers have provided to the Pool Leader the following sureties or will provide the sureties listed without delay:

a)	Credit surety guarantee of €6,000,000.00 of

of the Third Party Surety Provider: Lydall Inc.;

b)	Declaration of abandonment of loan and subordination of loans with respect to the shareholders’ loan to Lydall Holding Deutschland GmbH according to the declaration of of the Third Party Surety Provider: Lydall Inc.;

c)	Declaration of abandonment of loan and subordination of loans with respect to the shareholders’ loan to Lydall Gerhardi GmbH & o. KG according to the declaration of of the Third Party Surety Provider: Lydall Holding Deutschland GmbH.

§ 3 Purpose of the Surety

(1)	The sureties included in this Pool Agreement of the Firm and of Third Party Surety Providers serve to secure all existing future and conditional claims to which the Banks are entitled – with all their domestic and foreign offices – from the granting of credits in accordance with § 1 (1) and (2) against the Firm.

(2)	The Surety Purpose Agreements contained in the individual Surety Agreements are amended and supplemented for the duration of the Pool Agreement by the above Agreements.

§ 4 Return Transfer / Release of Surety

(1)	After the satisfaction of all claims is secured in accordance with § 3, the Banks must transfer back to the Firm or to the appropriate Third Party Surety Provider the sureties included in this Pool Agreement, to the extent that advantage has not been taken of them. This shall not apply if the Banks are committed to transfer surety or any over-payment to a third party (e.g., a guarantor who has satisfied one or more Banks).

(2)	The Banks are required, upon demand a priori to release the Pool Sureties entirely or in part, at their option, when and to the extent that the realizable value of the Pool Sureties exceed, not just temporarily, 110% of the claims according to § 3. To the extent that the Banks are subjected to the value added tax on the sale, this percentage rate will be increased by the legal value added tax rate. The realizable value of the sureties is determined according to the rules of the individual Surety Agreements or, if no express agreement is reached covering this, from the type of surety in each case.

(3)	The arrangements included in the original Surety Agreements concerning limits of coverage and release requirements are amended and supplemented by the above agreements for the duration of this Pool Agreement.

§ 5 Fiduciary Relationship / Surety Administration

(1)	The Pool Leader will administer the sureties covered in this Agreement simultaneously for the other Banks in a fiduciary capacity.

(2)	The Pool Leader will send the other Banks, upon demand, copies of the Agreements of the sureties held by it for their own auditing. The other Bank will, without delay, make any objections to the Pool Leader, so that a mutually acceptable agreement can be reached among the Banks.

(3)	The Banks also authorize the Pool Leader to issue and accept all necessary declarations and to undertake all necessary or useful actions for the providing, administration and sale of the sureties. The Pool Leader is released from the limitations of § 181 BGB for all measures taken by it on the basis of this Agreement.

(4)	The total or partial release of sureties requires the consent of all Banks. In connection with a release requirement in accordance with § 4 (2), this consent is necessary only for the selection of the sureties to be released.

(5)	The Pool Leader will transfer the surety administration to another fiduciary only with the consent of the other Banks. In each case, the fiduciary is released from the limitations of § 181 BGB.

(6)	To the extent that sureties are held by a Bank other than the Pool Leader, the above agreements apply correspondingly. In addition, the Pool Leader has the right, but not the duty, to undertake the monitoring and administration rights arising from the Surety Agreements in its own name.

§ 6 Sale

(1)	The Pool Leader will sell the sureties named in § 2 in its own name but for the account of the Banks. To the extent that sureties are not held by the Pool Leader, these are to be sold in concert with the Pool Leader by the Bank in question in its own name, but for the account of the Banks.

(2)	Concerning the question of whether or when sureties are to be sold, the Banks will decide by common agreement among themselves. In urgent cases, the Pool Leader alone will make this decision, according to its own duty-bound judgment; in this case, the Pool Leader will notify the other Banks without delay of the measures taken.

(3)	The Pool Leader and the Banks will comply with the preconditions for sale contained in the individual Surety Agreements and in the Consortium Credit Agreement.

§ 7 Balance Equalization

(1)	To the extent possible, the Firm will use the Banks equally with respect to the credit lines mentioned in § 1 (1).

(2)	The Banks agree, in an irrevocable order to the Firm and also among themselves, in case of sale in accordance with § 6 or at any time upon demand by one Bank, to bring their credit receivables not exceeding the credit lines according to § 1 (1), through corresponding transfers, to a condition such that there comes into existence for all Banks a credit utilization according to the ratio of the stated cash credit lines. In this connection, the individual Banks must first offset any credits in non-appropriated accounts with their credit receivables which move in connection with the cash credit lines mentioned in § 1 (1).

Charges arising from debit notes and returned checks to be accepted are to be added to the receivables to be considered in connection with the equalization of balances. This shall not apply if and to the extent that the cash credit line mentioned in § 1 (1) is exceeded.

(3)	To the extent that a mixed cash line is granted, exchange discounts credited to it will be taken into account during the balance equalization only when a deficiency is determined. Letters of Credit and sureties, to the extent that payment is made under them. [sic]

Claims from derivatives/Swaps concluded as credits to the cash credit lines in accordance with § 1 (1) will be included in the balance equalization when a liquidation of the transaction in question has occurred. For the liquidation, the following is agreed:

The Banks commit themselves, in an irrevocable order of each Firm, to cancel and liquidate derivative transactions/Swaps that are still open, in case of sale in accordance with § 6. The liquidation must take place at the latest two days after a case of sale in accordance with § 6 arises. The profits or losses resulting from the liquidation transaction are to be included in the balance equalization, to the extent that the cash credit lines mentioned in § 1 (1) are not exceeded.

(4)	The reference date for the balance equalization is the date on which a decision is made for the initiation of sale measures in accordance with § 6 (2) Clause 1 or, in urgent cases, the earliest receipt of notification by the Pool Leader concerning the initiation of sales measures in accordance with § 6 (2) Clause 2 at one of the other Banks or the written demand to the Pool Leader that a balance equalization be carried out. To the extent that the demand for a balance equalization is made by the Pool Leader, then the reference date will be the earliest receipt of a corresponding letter at one of the other Banks.

(5)	If, after a balance equalization is carried out, the calculation basis changes (e.g., through the offset of credits or payments from guarantees), the balances will be re-equalized.

(6)	If a balance equalization cannot be undertaken for legal reasons that are effective against the Firm or third parties, the Banks are required to obtain a corresponding result in their internal relationship.

§ 8 Distribution of Receipts

(1)	The receipts from the sale of the sureties is to be applied according to the following ranking order:

a)	to pay off costs, any taxes and other expenses, which arise through the administration of the sureties, as well as the compensation to the Pool Leader (§9) and to the fees, commissions, easts [sic][1], and other expenses of the Pool Leader in its capacity as Agent in connection with the Consortium Credit Agreement.

b)	for settlement of the amounts owed to the Banks from interest owed that is due or not paid, which are the result of the credits in accordance with § 1 (1) and indeed of the same rank as the credit used resulting from the interest owed;

c)	for the settlement of amounts owed to the Banks from the credit granted in accordance with § 1 (1) and indeed of the same rank as the credit used after the balance equalization in accordance with § 7, where only those amounts owed are to be taken as a basis for calculation of the distribution key, which do not exceed the credit lines mentioned in § 1 (1).

(2)	Discount credits are deemed to have been used only if a deficiency is determined; guarantees, acceptance credits and Letters of Credit, to the extent that payment has been made under them. Claims from derivative transactions/Swaps are included if a liquidation of each transaction has been completed in accordance with § 7.

(3)	If the amount of the monies owed that is to be taken into account has not yet been determined at the time of distribution of the receipts, then they will at first not be taken into account in the determination of the ratio of participation in the receipts from the sale. Only when these amounts have definitively been determined will there be a conclusive calculation of the ratio of participation. The changes arising from this or from further balance equalizations performed according to § 7 (5) in the receipts to be distributed to the individual parties to the Agreement are to be equalized among themselves – even where payments have already been made.

(4)	The Banks have the right to change the above-mentioned distribution key at any time.

[1]	Translator’s Note: Should probably be “costs”

(5)	Any receipts no longer needed are to be paid to the firm or to the Third Party Surety Providers in each case, unless the Banks are required to transfer these receipts to a third party who has satisfied one or more Banks (e.g., a guarantor).

§ 9 Costs

(1)	All costs and taxes incurred by the Pool Leader or any Bank holding a surety under this Surety Pool Agreement, especially in connection with the administration and with any sale of the sureties, are for the account of the Firm. In addition, the Pool Leader will receive a one-time compensation of EUR 9,000.00 for the issuance of this Agreement, which is due upon execution of the Agreement.

(2)	To the extent that the costs and taxes or compensation are not paid by the Firm, they will be the responsibility of the Banks in proportion to the credit lines mentioned in § 1 (1).

§ 10 Notifications

(1)	The Pool Leader will notify the other Banks according to its duty-bound judgment concerning the status of the activities. The Banks will make available the information necessary for this purpose.

(2)	The Banks will keep each other informed, if facts become known that might later endanger the repayment of the credits mentioned in § 1.

(3)	Each Bank is required, upon demand by the other Banks, to provide information to the other Banks concerning the amounts owed them by the Firm and the sureties, to the extent that these involve this Agreement and its implementation.

(4)	The Firm and the Third Party Surety Providers release the Banks from banking secrecy requirements to this extent.

§ 11 Scheduling and Cancellation

(1)	This Pool Agreement is made for a indefinite time.

(2)	Each Bank has the right to cancel the Agreement, complying with a notice period of three months, at the end of a calendar quarter, where the determining factor for meeting the notice period is the receipt of the cancellation notice by the Pool Leader. If the Pool Leader cancels it, then the determining factor for meeting the notice period is the earliest receipt of the cancellation letter by one of the other banks. When the cancellation takes effect, the Bank involved exits the Pool Agreement. The Agreement will be continued among the other Banks.

(3)	In case of cancellation according to Paragraph 2, the distribution of the sureties is reserved for special agreements among the Banks. The Firm and every Third Party Surety Provider are required to cooperate in such a transfer of sureties, to the extent that this is necessary. Upon demand to be made without delay by even one of the Banks, at the time of departure of the canceling Bank, a balance equalization is to be carried out corresponding to the agreement in § 7, including the participation of the canceling Bank.

(4)	The Firm and the Third Party Surety Providers can cancel this Agreement only when all commitments arising from the credits mentioned in § 1 have been met.

§ 12 Place of Fulfillment, Court Jurisdiction and Applicable Law

(1)	Hagen is agreed as the place of fulfillment and court jurisdiction for all commitments arising from this Agreement.

(2)	This Agreement is subject to the law of the Federal Republic of Germany.

§ 13 Amendments and Supplements to the Agreement

Amendments and supplements to this Agreement must be in writing in order to be effective. The same applies to the waiving of this form requirement. No subsidiary agreements are made.

§ 14 Salvation Clause

If one or more provisions of this Agreement should be shown to be not legally effective or not performable, the efficacy of the other provisions is not affected thereby. The parties to the Agreement will replace any invalid or unperformable provisions by an agreement that corresponds to what was economically preferred and that is similar to the content of the provisions to be replaced. This applies correspondingly if loopholes requiring a supplement arise.

/s/ Torben Kahlbaum
Hagen, on	Torben Kahlbaum
Deutsche Bank AG
Hagen Branch

/s/ Roland Krebs
Meinerzhagen, on	Roland Krebs
Volksbank Meinerzhagen eG

/s/ Bertrand Ploquin
/s/ Klaus Ritschel
Bertrand Ploquin
Klaus Ritschel
Meinerzhagen, on	Lydall Gerhardi
GmbH & Co. KG

We assume all commitments of this contract that affect us, especially the agreements in the §§ 3 (Purpose of Collateral), 7 (Balance Compensation), 9 (Costs) and 10 (Notifications). In other respects, we agree to the contract.

/s/ Raymond S. Grupinski
Meinerzhagen, on	Lydall Holding
Deutschland GmbH

/s/ David Freeman
Manchester, on	Lydall Inc.

ANNEX IV

Declaration of Reduction in Rank and Non-Assertion of Claims

1.	Deutsche Bank Aktiengesellschaft

2.	Volksbank Meinerzhagen eG

Hauptstraße 12, 58540 Meinerzhagen

- hereinafter called the “Banks” -

versus

The Company Lydall Deutschland Holding GmbH, Auf der Koppel 9, 58540 Meinerzhagen

- hereinafter called the “Holding company –

We, Lydall Inc., One Colonial Road, Manchester, Connecticut, USA

are entitled to, according to the Balance Sheet as at 12/31/2001, claims from loans in the amount of Euros 26,407,000 plus interest. These claims against the Holding Company may increase further.

As a creditor of the Holding Company, we hereby place ourselves, together with our above-mentioned current and future claims and all rights associated therewith, behind all existing future and conditional claims of the Banks, together with those of all their domestic and foreign subsidiaries, against the Holding Company arising from the banking relationship, regardless of what legal form the Holding Company currently has and who its current owners are.

As long as the Banks are not fully satisfied with respect to the above-mentioned claims, we commit ourselves to leave our assets as described above in the Holding Company, not to dispose of our claims against the Holding Company without the prior consent of the Banks, especially not to call them in, not to waive them, not to have them collateralized, and not to assign them to a third party, pledge them, offset and also not to assume a lesser rank with these claims behind the claims of another creditor of the Holding Company.

At the same time, we assure that we have made no previous commitments concerning the claims, so that no third party rights with respect to the claims exist.

To the benefit of the Holding Company, it is hereby agreed that our claims are postponed until the banks have declared in writing this postponement agreement with respect to the Holding Company to be completed or cancelled in its entirety.

The Banks have, however, declared that they are in agreement – until the cancellation at any time – that we may at any time dispose of the above-mentioned claims without the prior consent of the Banks, as long as the commercial internal capital in the Consolidated Balance Sheet of the Holding Company and the Balance Sheet of Lydall Gerhardi GmbH & Co. KG, 58540 Meinerzhagen, does not fall below 25% of the current balance sheet total. The commercial capital is determined from the total of the last-ranked partner’s loans and the internal capital. The internal capital is determined to be the total of the limited partner or founding capital, reserves, losses carried forward and the annual surplus/deficit.

During the duration of this agreement, we commit ourselves with respect to the Banks to notify them quickly of any change in our previously used balance sheet and evaluation methods. In this case, the Banks will have the right to adjust the above-mentioned balance sheet ratio of 25% to take the changes into account.

Upon request by the Banks, we will enforce our claims against the Holding Company in our own name but for the account of the Banks and to pass on to the Banks payments we receive therefrom. The Banks have the right to make such a request if the Holding Company is in default with respect to them in the fulfillment of the above claims, the Holding Company ceases payments or an insolvency proceeding is undertaken in the courts, the insolvency proceeding is opened or its opening is declined due to lack of substance.

Upon request of the Banks, we will assign our claims to the Banks. The Banks are entitled to make such a request if our economic conditions threaten to change for the worse.

This agreement will remain in force until it is cancelled in writing by common agreement. The Banks are required to consent to the cancellation if the Holding Company has covered all its commitments and will definitively retain all amounts paid to them.

German Law applies.

Court jurisdiction is Cologne.

Manchester, on	/s/ David Freeman
David Freeman
(Lydall Inc.)

Accompanying Declaration

1.	Deutsche Bank Aktiengesellschaft

2.	Volksbank Meinerzhagen eG

Hauptstraße 12, 58540 Meinerzhagen

- hereinafter called the “Banks” -

Lydall Inc. (Creditor) has provided us with a copy of the Declaration of Reduction in Rank and Non-Assertion of Claims agreed with the Banks, dated                     , and asked us to provide the corresponding accompanying Declaration.

This having been stated, we confirm to the Banks that we are in agreement with the declaration of our creditor, including the agreed postponement. We expressly assure that we do not collateralize the claims in question from company assets, will make no payments against the claims to the creditor, its legal successors or other parties with the right to order them without prior consent of the Banks, provided the commercial internal capital in the Consolidate Balance Sheet of the Holding Company and the Balance Sheet of Lydall GmbH & Co. KG, 58540 Meinerzhagen, does not fall below 25% of the current balance sheet total. The commercial capital is determined from the total of the last-ranked partner’s loans and the internal capital. The internal capital is determined to be the total of limited partner or founding capital, reserves, losses carried forward and the annual surplus/deficit.

If necessary, we will raise the objection of the postponement in the case of a demand for payment. This commitment will remain in effect until the Banks have declared to us, in writing, that the postponement agreement has been completed or the rank reduction and non-assertion agreement has been completely cancelled. Furthermore, we commit ourselves not to offset any of your claims against any claims we may have against the creditor. This will apply in case of its insolvency.

Meinerzhagen, on	Lydall Holding Deutschland GmbH

/s/ Raymond S. Grupinski
Raymond S. Grupinski
(Company name and legally binding signature)

Declaration of Reduction in Rank and Non-Assertion Claims

1.	Deutsche Bank Aktiengesellschaft

2.	Volksbank Meinerzhagen eG

Hauptstraße 12, 58540 Meinerzhagen

- hereinafter called the “Banks” -

versus

The Company Lydall Gerhardi GmbH & Co. KG, Auf der Koppel 9, 58540 Meinerzhagen

- hereinafter called the “Firm” –

We, Lydall Deutschland Holding GmbH, Auf der Koppel 9, 58540 Meinerzhagen

are entitled to, according to the Balance Sheet as at 12/31/2001, claims from loans in the amount of Euros 15,685,000 plus interest. These claims against the Firm may increase further.

As a creditor of the Firm, we hereby place ourselves, together with our above-mentioned current and future claims and all rights associated therewith, behind all existing future and conditional claims of the Banks, together with those of all their domestic and foreign subsidiaries, against the Firm arising from the banking relationship, regardless of what legal form the Firm currently has and who its current owners are.

As long as the Banks are not fully satisfied with respect to the above-mentioned claims, we commit ourselves to leave our assets as described above in the Firm, not to dispose of our claims against the Firm without the prior consent of the Banks, especially not to call them in, not to waive them, not to have them collateralized, and not to assign them to a third party, pledge them, offset and also not to assume a lesser rank with these claims behind the claims of another creditor of the Firm.

At the same time, we assure that we have made no previous commitments concerning the claims, so that no third party rights with respect to the claims exist.

To the benefit of the Firm, it is hereby agreed that our claims are postponed until the banks have declared in writing this postponement agreement with respect to the Firm to be completed or cancelled in its entirety.

The Banks have, however, declared that they are in agreement – until the cancellation at any time – that we may at any time dispose of the above-mentioned claims without the prior consent of the Banks, as long as the commercial internal capital in the Consolidated Balance Sheet of our Company and the Balance Sheet of the Firm, does not fall below 25% of the current balance sheet total. The commercial capital is determined from the total of the last-ranked partner’s loans and the internal capital. The internal capital is determined to be the total of the limited partner or founding capital, reserves, losses carried forward and the annual surplus/deficit.

During the duration of this agreement, we commit ourselves with respect to the Banks to notify them quickly of any change in our previously used balance sheet and evaluation methods. In this case, the Banks will have the right to adjust the above-mentioned balance sheet ratio of 25% to take the changes into account.

Upon request by the Banks, we will enforce our claims against the Firm in our own name but for the account of the Banks and to pass on to the Banks payments we receive therefrom. The Banks have the right to make such a request if the Firm is in default with respect to them in the fulfillment of the above claims, the Firm ceases payments or an insolvency proceeding is undertaken in the courts, the insolvency proceeding is opened or its opening is declined due to lack of substance.

Upon request of the Banks, we will assign our claims to the Banks. The Banks are entitled to make such a request if our economic conditions threaten to change for the worse.

This agreement will remain in force until it is cancelled in writing by common agreement. The Banks are required to consent to the cancellation if the Firm has covered all its commitments and will definitively retain all amounts paid to them.

Meinerzhagen, on	/s/ Raymond S. Grupinski
Raymond S. Grupinski
(Lydall Deutschland Holding GmbH)

Accompanying Declaration

1.	Deutsche Bank Aktiengesellschaft

2.	Volksbank Meinerzhagen eG

Hauptstraße 12, 58540 Meinerzhagen

- hereinafter called the “Banks” -

Lydall Deutschland Holding GmbH (Creditor) has provided us with a copy of the Declaration of Reduction in Rank and Non-Assertion of Claims agreed with the Banks, dated                     , and asked us to provide the corresponding accompanying Declaration.

This having been stated, we confirm to the Banks that we are in agreement with the declaration of our creditor, including the agreed postponement. We assure expressly that we do not collateralize the claims in question from company assets, will make no payments against the claims to the creditor, its legal successors or other parties with the right to order them without prior consent of the Banks, provided the commercial internal capital in the Consolidated Balance Sheet of our Company and the Creditor does not fall below 25% of the current balance sheet total. The commercial capital is determined from the total of the last-ranked partner’s loans and the internal capital. The internal capital is determined to be the total of limited partner or founding capital, reserves, losses carried forward and the annual surplus/deficit.

If necessary, we will raise the objection of the postponement in the case of a demand for payment. This commitment will remain in effect until the Banks have declared to us, in writing, that the postponement agreement has been completed or the rank reduction and non-assertion agreement has been completely cancelled. Furthermore, we commit ourselves not to offset any of your claims against any claims we may have against the creditor. This will apply in case of its insolvency.

Meinerzhagen, on	Lydall Gerhardi GmbH & Co. KG

	/s/ Bertrand Ploquin	/s/ Klaus Ritschel
	Bertrand Ploquin	Klaus Ritschel
(Company name and legally binding signature)

ANNEX V

Repayment Plan

(Amounts in Euros)

Due Date	Repayment Amount
Sept. 30, 2003	€1,156,250
Dec. 31, 2003	€1,156,250
Mar. 31, 2004	€1,156,250
June 30, 2004	€1,156,250
Sept. 1, 2004	€750,000
Dec. 1, 2004	€750,000
Mar. 1, 2005	€750,000
June 1, 2005	€750,000
Sept. 1, 2005	€750,000
Dec. 1, 2005	€750,000
Mar. 1, 2006	€750,000
June 1, 2006	€750,000
Sept. 1, 2006	€750,000
Dec. 1, 2006	€750,000
Mar. 1, 2007	€750,000
June 1, 2007	€750,000

Total	€13,625,000

Annex VI

General Business Conditions

Basic Rules Governing the Relationship Between the Customer and the Bank

1.    Scope of application and amendments of these Business Conditions and the Special Conditions for particular business relations

(1)     Scope of application

The General Business Conditions govern the entire business relationship between the customer and the bank’s domestic offices (hereinafter referred to as the “Bank”). In addition, particular business relations (such as securities transactions, card-based payments, use of checks, savings accounts, credit transfers) are governed by Special Conditions, which contain deviations from, or complements to, these General Business Conditions; they are agreed with the customer when the account is opened or an order is given. If the customer also maintains business relations with foreign offices, the Bank’s lien (No. 14 of these Business Conditions) also secures the claims of such foreign offices.

(2)     Amendments

Any amendments of these Business Conditions and the Special Conditions will be notified to the customer in writing. If the customer has agreed to an electronic communication channel (e.g. home banking) with the Bank within the framework of the business relationship, the amendments may also be communicated through this channel if the type of communication allows the customer to store or print out the amendments in legible form. They shall be deemed to have been approved unless the customer objects thereto in writing or through the agreed electronic channel. Upon notification of such amendments, the Bank shall expressly draw the customer’s attention to this consequence. The customer’s objection must be dispatched to the Bank within six weeks from the notification of the amendments.

2.    Banking secrecy and disclosure of banking affairs

(1)     Banking secrecy

The Bank has the duty to maintain secrecy about any customer-related facts and evaluations of which it may have knowledge (banking secrecy). The Bank may only disclose information concerning the customer if it is legally required to do so or if the customer has consented thereto or if the Bank is authorized to disclose banking affairs.

(2)     Disclosure of banking affairs

Any disclosure of details of banking affairs comprises statements and comments of a general nature concerning the economic status, the creditworthiness and solvency of the customer; no information will be disclosed as to amounts of balances of accounts, of savings deposits, of securities deposits or of other assets entrusted to the Bank or as to amounts drawn under a credit facility.

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(3)     Prerequisites for the disclosure of banking affairs

The Bank is entitled to disclose banking affairs concerning legal entities and on businesspersons registered in the Commercial Register, provided that the inquiry relates to their business activities. The Bank does not, however, disclose any information if it has received instructions to the contrary from the customer. Details of banking affairs concerning other persons, in particular private customers and associations, are disclosed by the Bank only if such persons have expressly agreed thereto, either generally or in an individual case. Details of banking affairs are disclosed only if the requesting party has substantiated its justified interest in the information requested and there is no reason to assume that the disclosure of such information would be contrary to the customer’s legitimate concerns.

(4)     Recipients of disclosed banking affairs

The Bank discloses details of banking affairs only to its own customers as well as to other credit institutions for their own purposes or those of their customers.

3.    Liability of the Bank; contributory negligence of the customer

(1)     Principles of liability

In performing its obligations, the Bank shall be liable for any negligence on the part of its staff and of those persons whom it may call in for the performance of its obligations. If the Special Conditions for particular business relations or other agreements contain provisions inconsistent herewith such provisions shall prevail. In the event that the customer has contributed to the occurrence of the loss by any own fault (e.g. by violating the duties to cooperate as mentioned in No. 11 of these Business Conditions), the principles of contributory negligence shall determine the extent to which the Bank and the customer shall have to bear the loss.

(2)     Orders passed on to third parties

If the contents of an order are such that the Bank typically entrusts a third party with its further execution, the Bank performs the order by passing it on to the third party in its own name (order passed on to a third party). This applies, for example, to obtaining information on banking affairs from other credit institutions or to the custody and administration of securities in other countries. In such cases, the liability of the Bank shall be limited to the careful selection and instruction of the third party.

(3)     Disturbance of business

The Bank shall not be liable for any losses caused by force majeure, riot, war or natural events or due to other occurrences for which the Bank is not responsible (e.g. strike, lock-out, traffic hold-ups, administrative acts of domestic or foreign high authorities).

4.    Set-off limitations on the part of the customer

The customer may only set off claims against those of the Bank if the customer’s claims are undisputed or have been confirmed by a final court decision.

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5.    Right of disposal upon the death of the customer

Upon the death of the customer, the Bank may, in order to clarify the right of disposal, demand the production of a certificate of inheritance, a certificate of executorship or further documents required for such purpose; any documents in a foreign language must, if the Bank so requests, be submitted in a German translation. The Bank may waive the production of a certificate of inheritance or a certificate of executorship if an official or certified copy of the testamentary disposition (last will or contract of inheritance) together with the relevant record of probate proceedings is presented. The Bank may consider any person designated therein as heir or executor as the entitled person, allow this person to dispose of any assets and, in particular, make payment or delivery to this person, thereby discharging its obligations. This shall not apply if the Bank is aware that the person designated therein is not entitled to dispose (e.g. following challenge or invalidity of the will) or if this has not come to the knowledge of the Bank due to its own negligence.

6.    Applicable law and place of jurisdiction for customers who are businesspersons or public-law entities

(1)     Applicability of German law

German law shall apply to the business relationship between the customer and the Bank.

(2)     Place of jurisdiction for domestic customers

If the customer is a businessperson and if the business relation in dispute is attributable to the conducting of such businessperson’s trade, the Bank may sue such customer before the court having jurisdiction for the bank office keeping the account or before any other competent court; the same applies to legal entities under public law and separate funds under public law. The Bank itself may be sued by such customers only before the court having jurisdiction for the bank office keeping the account.

(3)     Place of jurisdiction for foreign customers

The agreement upon the place of jurisdiction shall also apply to customers who conduct a comparable trade or business abroad and to foreign institutions which are comparable with domestic legal entities under public law or a domestic separate fund under public law.

Keeping of Accounts

7.    Periodic balance statements for current accounts; approval of debit entries resulting from direct debits

(1)     Issue of periodic balance statements

Unless otherwise agreed upon, the Bank issues a periodic balance statement for a current account at the end of each calendar quarter, thereby clearing the claims accrued by both parties during this period (including interest and charges imposed by the Bank). The Bank may charge interest on the balance arising there from in accordance with No. 12 of these Business Conditions or any other agreements entered into with the customer.

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(2)     Time allowed for objections; approval by silence

Any objections a customer may have concerning the incorrectness or incompleteness of a periodic balance statement must be raised not later than six weeks after its receipt; if the objections are made in writing, it is sufficient to dispatch these within the period of six weeks. Failure to make objections in due time will be considered as approval. When issuing the periodic balance statement, the Bank will expressly draw the customer’s attention to this consequence. The customer may demand a correction of the periodic balance statement even after expiry of this period, but must then prove that the account was either wrongly debited or mistakenly not credited.

(3)     Approval of debit entries resulting from direct debits

Unless the customer has already approved a debit entry resulting from a direct debit for which the customer gave the creditor “collection authorization” (Einzugsermächtigung), any objections the customer may have to this debit entry, which is included in the balance of the next periodic balance statement, must be raised not later than six weeks after receipt of the periodic balance statement. If the objections are made in writing, it is sufficient to dispatch these within the period of six weeks. Failure to make objections in due time will be considered as approval of the debit entry. When issuing the periodic balance statement, the Bank will expressly draw the customer’s attention to this consequence.

8.    Reverse entries and correction entries made by the Bank

(1)     Prior to issuing a periodic balance statement

Incorrect credit entries on current accounts (e.g. due to a wrong account number) may be reversed by the Bank through a debit entry prior to the issue of the next periodic balance statement to the extent that the Bank has a repayment claim against the customer (reverse entry); in this case, the customer may not object to the debit entry on the grounds that a disposal of an amount equivalent to the credit entry has already been made.

(2)     After issuing a periodic balance statement

If the Bank ascertains an incorrect credit entry after a periodic balance statement has been issued and if the Bank has a repayment claim against the customer, it will debit the account of the customer with the amount of its claim (correction entry). If the customer objects to the correction entry, the Bank will re-credit the account with the amount in dispute and assert its repayment claim separately.

(3)     Notification to the customer; calculation of interest

The Bank will immediately notify the customer of any reverse entries and correction entries made. With respect to the calculation of interest, the Bank shall effect the entries retroactively as of the day on which the incorrect entry was made.

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9.    Collection orders

(1)     Conditional credit entries effected upon presentation of documents

If the Bank credits the counter value of checks and direct debits prior to their payment, this is done on condition of payment, even if these items are payable at the Bank itself. If the customer surrenders other items, instructing the Bank to collect an amount due from a debtor (e.g. interest coupons), and if the Bank effects a credit entry for such amount, this is done under the reserve that the Bank will obtain the amount. This reserve shall also apply if the items are payable at the Bank itself. If checks or direct debits are not paid or if the Bank does not obtain the amount under the collection order, the Bank will cancel the conditional credit entry regardless of whether or not a periodic balance statement has been issued in the meantime.

(2)     Payment of direct debits and of checks made out by the customer

Direct debits and checks are paid if the debit entry has not been cancelled prior to the end of the second bank working day after it was made. Checks payable in cash are deemed to have been paid once their amount has been paid to the presenting party. Checks are also deemed to have been paid as soon as the Bank dispatches an advice of payment. Direct debits and checks presented through the clearing office of a “Landeszentralbank” are paid if they are not returned to the clearing office by the time stipulated by the Landeszentralbank.

10.    Foreign currency transactions and risks inherent in foreign currency accounts

(1)     Execution of orders relating to foreign currency accounts

Foreign currency accounts of the customer serve to effect the cashless settlement of payments to and disposals by the customer in foreign currency. Disposals of credit balances on foreign currency accounts (e.g. by means of credit transfers to the debit of the foreign currency credit balance) are settled through or by banks in the home country of the currency unless the Bank executes them entirely within its own organization.

(2)     Credit entries for foreign currency transactions with the customer

If the Bank concludes a transaction with the customer (e.g. a forward exchange transaction) under which it owes the provision of an amount in a foreign currency, it will discharge its foreign currency obligation by crediting the account of the customer in the respective currency, unless otherwise agreed upon.

(3)     Temporary limitation of performance by the Bank

The Bank’s duty to execute a disposal order to the debit of a foreign currency credit balance (paragraph 1) or to discharge a foreign currency obligation (paragraph 2) shall be suspended to the extent that and for as long as the Bank cannot or can only restrictedly dispose of the currency in which the foreign currency credit balance or the obligation is denominated, due to political measures or events in the country of the respective currency. To the extent that and for as long as such measures or events persist, the Bank is not obligated either to perform at some other place outside the country of the respective currency, in some other currency (including euros) or by providing cash. However, the Bank’s duty to execute a disposal order to the debit of a foreign currency credit balance shall not be suspended if the Bank can execute it entirely within its own

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organization. The right of the customer and of the Bank to set off mutual claims due in the same currency against each other shall not be affected by the above provisions.

(4)     Conversion rate

The conversion rate for foreign currency transactions shall be determined on the basis of the “List of Prices and Services” (Preis- und Leistungsverzeichnis).

Duties of the customer to cooperate

11.    Duties of the customer to cooperate

(1)     Change in the customer’s name, address or powers of representation towards the Bank

A proper settlement of business requires that the customer notify the Bank without delay of any changes in the customer’s name and address, as well as the termination of, or amendment to, any powers of representation towards the Bank conferred to any person (in particular, a power of attorney). This notification duty also exists where the powers of representation are recorded in a public register (e.g. the Commercial Register) and any termination thereof or any amendments thereto are entered in that register.

(2)     Clarity of orders and credit transfers

Orders and credit transfers must unequivocally show their contents. Orders and credit transfers that are not worded clearly may lead to queries, which may result in delays. In particular, when giving orders to credit an account (e.g. direct debit and check presentations) and making credit transfers, the customer must ensure the correctness and completeness of the name of the payee, as well as of the account number, the bank code number and the currency stated. Amendments, confirmations or repetitions of orders and credit transfers must be designated as such.

(3)     Special reference to urgency in connection with the execution of an order or a credit transfer

If the customer feels that an order or a credit transfer requires particularly prompt execution, the customer shall notify the Bank of this fact separately. For orders or credit transfers issued on a printed form, this must be done separately from the form.

(4)     Examination of, and objections to, notification received from the Bank

The customer must immediately examine statements of account, security transaction statements, statements of securities and of investment income, other statements, advices of execution of orders and credit transfers, as well as information on expected payments and consignments (advices) as to their correctness and completeness and immediately raise any objections relating thereto.

(5)     Notice to the Bank in case of non-receipt of statements

The customer must notify the Bank immediately if periodic balance statements and securities statements are not received. The duty to notify the Bank also exists if other advices are expected by the customer (e.g. security transaction statements, statements of account after execution of customer orders and credit transfers or payments expected by the customer).

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Cost of Bank Services

12.    Interest, charges and out-of-pocket expenses

(1)     Interest and charges in private banking

Interest and charges for loans and services customary in private banking are set out in the “Price Display – Standard rates for private banking” (Preisaushang) and, in addition, in the “List of Prices and Services” (Preis- und Leistungsverzeichnis). If a customer makes use of a loan or service listed therein and unless otherwise agreed between the Bank and the customer, the interest and charges stated in the then valid Price Display or List of Prices and Services are applicable. For any services not stated therein which are provided following the instructions of the customer, or which are believed to be in the interests of the customer and which can, in the given circumstances, only be expected to be provided against remuneration, the Bank may at its reasonable discretion determine the charges (Section 315 of the German Civil Code – Bürgerliches Gesetzbuch).

(2)     Interest and charges other than for private banking

The amount of interest and charges other than for private banking shall, in the absence of any other agreement, be determined by the Bank at its reasonable discretion (Section 315 of the German Civil Code).

(3)     Changes in interest and charges

In the case of variable interest rate loans, the interest rate will be adjusted in accordance with the terms of the respective loan agreement. The charges for services which the customer typically makes use of on a permanent basis, within the framework of the business relationship (e.g. account/securities account management) may be altered by the Bank at its reasonable discretion (Section 315 of the German Civil Code).

(4)     Customer’s right of termination in case of increases in interest and charges

The Bank will notify the customer of interest adjustments and changes in charges according to paragraph 3. If charges are increased, the customer may, unless otherwise agreed, terminate with immediate effect the business relationship affected thereby within six weeks from the notification of the change. If the customer terminates the business relationship, any such increased interest and charges shall not be applied to the terminated business relationship. The Bank will allow an adequate period of time for the settlement.

(5)     Out-of-pocket expenses

The Bank is entitled to charge to the customer out-of-pocket expenses which are incurred when the Bank carries out the instructions or acts in the presumed interests of the customer (in particular, telephone costs, postage) or when credit security is furnished, administered, released or realized (in particular, notarial fees, storage charges, cost of guarding items serving as collateral).

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(6)     Peculiarities relating to consumer loan agreements

The interest and costs (charges, out-of-pocket expenses) for those loan agreements which require the written form pursuant to Section 492 of the German Civil Code are determined by the provisions of such contract documentation. If an interest rate is not stated therein, the legal interest rate shall apply; costs not stated therein are not owed (Section 494 (2) of the German Civil Code). For overdraft credits pursuant to Section 493 of the German Civil Code, the interest rate shall be determined by the Price Display and the information provided by the Bank to the customer.

Security for the Bank’s Claims Against the Customer

13.    Providing or increasing of security

(1)     Right of the Bank to request security

The Bank may demand that the customer provide the usual forms of security for any claims that may arise from the banking relationship, even if such claims are conditional (e.g. indemnity for amounts paid under a guarantee issued on behalf of the customer). If the customer has assumed a liability for another customer’s obligations towards the Bank (e.g. as a surety), the Bank is, however, not entitled to demand that security be provided or increased for the debt resulting from such liability incurred before the maturity of the debt.

(2)     Changes in the risk

If the Bank, upon the creation of claims against the customer, has initially dispensed wholly or partly with demanding that security be provided or increased, it may nonetheless make such a demand at a later time, provided, however, that circumstances occur or become known which justify a higher risk assessment of the claims against the customer. This may, in particular, be the case if

– The economic status of the customer has changed or threatens to change in a negative manner

or

– The value of the existing security has deteriorated or threatens to deteriorate.

The Bank has no right to demand security if it has been expressly agreed that the customer either does not have to provide any security or must only provide that security which has been specified. For consumer loan agreements, the Bank is entitled to demand that security be provided or increased only to the extent that such security is mentioned in the loan agreement; when, however, the net loan amount exceeds 50,000 euros, the Bank may demand that security be provided or increased even if the loan agreement does not contain any or any exhaustive indications as to security.

(3)     Establishing a time period for providing or increasing security

The Bank will allow adequate time to provide or increase security. If the Bank intends to make use of its right of termination without notice according to No. 19 (3) of these Business Conditions, should the customer fail to comply with the obligation to provide or increase security

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within such time period, it will draw the customer’s attention to this consequence before doing so.

14.    Lien in favor of the Bank

(1)     Agreement on the lien

The customer and the Bank agree that the Bank acquires a lien on the securities and chattels which, within the scope of banking business, have come or may come into the possession of a domestic office of the Bank. The Bank also acquires a lien on any claims which the customer has or may in the future have against the Bank arising from the banking relationship (e.g. credit balances).

(2)     Secured claims

The lien serves to secure all existing, future and contingent claims arising from the banking relationship which the Bank with all its domestic and foreign offices is entitled to against the customer. If the customer has assumed a liability for another customer’s obligation towards the Bank (e.g. as a surety), the lien shall not secure the debt resulting from the liability incurred before the maturity of the debt.

(3)     Exemptions from the lien

If funds or other assets come into the power of disposal of the Bank under the reserve that they may only be used for a specified purpose (e.g. deposit of cash for payment of a bill of exchange), the Bank’s lien does not extend to these assets. The same applies to shares issued by the Bank itself (own shares) and to securities which the Bank keeps in safe custody abroad for the customer’s account. Moreover, the lien extends neither to the profit-participation rights/profit-participation certificates (Genussrechte/Genussscheine) issued by the Bank itself nor to the Bank’s subordinated obligations confirmed by document or unconfirmed.

(4)     Interest and dividend coupons

If securities are subject to the Bank’s lien, the customer is not entitled to demand the delivery of the interest and dividend coupons pertaining to such securities.

15.    Security interests in the case of items for collection and discounted bills of exchange

(1)     Transfer of ownership by way of security

The Bank acquires ownership by way of security of any checks and bills of exchange deposited for collection at the time such items are deposited. The Bank acquires absolute ownership of discounted bills of exchange at the time of the purchase of such items; if it re-debits discounted bills of exchange to the account, it retains the ownership by way of security in such bills of exchange.

(2)     Assignment by way of security

The claims underlying the checks and bills of exchange shall pass to the Bank simultaneously with the acquisition of ownership in the checks and bills of exchange; the claims also pass to the Bank if other items are deposited for collection (e.g. direct debits, documents of commercial trading).

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(3)     Special-purpose items for collection

If items for collection are deposited with the Bank under the reserve that their counter value may only be used for a specified purpose, the transfer or assignment of ownership by way of security does not extend to these items.

(4)     Secured claims of the Bank

The ownership transferred or assigned by way of security serves to secure any claims which the Bank may be entitled to against the customer arising from the customer’s current account when items are deposited for collection or arising as a consequence of the re-debiting of unpaid items for collection or discounted bills of exchange. Upon request of the customer, the Bank retransfers to the customer the ownership by way of security of such items and of the claims that have passed to it if it does not, at the time of such request, have any claims against the customer that need to be secured or if it does not permit the customer to dispose of the counter value of such items prior to their final payment.

16.    Limitation of the claim to security and obligation to release

(1)     Cover limit

The Bank may demand that security be provided or increased until the realizable value of all security corresponds to the total amount of all claims arising from the banking business relationship (cover limit).

(2)     Release

If the realizable value of all security exceeds the cover limit on a more than temporary basis, the Bank shall, at the customer’s request, release security items as it may choose in the amount exceeding the cover limit; when selecting the security items to be released, the Bank will take into account the legitimate concerns of the customer or of any third party having provided security for the customer’s obligations. To this extent, the Bank is also obliged to execute orders of the customer relating to the items subject to the lien (e.g. sale of securities, repayment of savings deposits).

(3)     Special agreements

If assessment criteria for a specific security item other than the realizable value or another cover limit or another limit for the release of security have been agreed, these other criteria or limits shall apply.

17.    Realization of security

(1)     Option of the Bank

If the Bank realizes security, it may choose between several security items. When realizing security and selecting the items to be realized, the Bank will take into account the legitimate concerns of the customer and any third party who may have provided security for the obligations of the customer.

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(2)     Credit entry for proceeds under turnover tax law

If the transaction of realization is subject to turnover tax, the Bank will provide the customer with a credit entry for the proceeds, such entry being deemed to serve as invoice for the supply of the item given as security and meeting the requirements of turnover tax law (Umsatz-steuerrecht).

Termination

18.    Termination rights of the customer

(1)     Right of termination at any time

Unless the Bank and the customer have otherwise agreed to a term or a termination provision, the customer may at any time, without notice, terminate the business relationship as a whole or particular business relationships (e.g. the use of checks).

(2)     Termination for reasonable cause

If the Bank and the customer have agreed upon a term or a contrary provision for a particular business relationship, such relationship may only be terminated without notice if there is reasonable cause therefore which makes it unacceptable to the customer to continue the business relationship, after giving consideration to the legitimate concerns of the Bank.

(3)     Legal termination rights

Legal termination rights shall not be affected.

19. Termination rights of the Bank

(1)     Termination upon notice

Upon observing an adequate notice period, the Bank may at any time terminate the business relationship as a whole or particular relationships for which neither a term nor a diverging termination provision has been agreed (e.g. the checking agreement authorizing the use of check forms). In determining the notice period, the Bank will take into account the legitimate concerns of the customer. The minimum termination notice for keeping of current accounts and securities accounts is six weeks.

(2)     Termination of loans with no fixed term

Loans and loan commitments for which neither a fixed term nor a diverging termination provision has been agreed upon may be terminated at any time by the Bank without notice. When exercising this right of termination, the Bank will give due consideration to the legitimate concerns of the customer.

(3)     Termination for reasonable cause without notice

Termination of the business relationship as a whole or of particular relationships without notice is permitted if there is reasonable cause which makes it unacceptable to the Bank to continue the business relationship, after having given consideration to the legitimate concerns of the customer. Reasonable cause is given in particular

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•     if the customer has made incorrect statements as to the customer’s financial status, provided such statements were of significant importance for the Bank’s decision concerning the granting of credit or other operations involving risks for the Bank (e.g. the delivery of a payment card), or

•     if a substantial deterioration in the customer’s financial status or in the value of security occurs or threatens to occur, jeopardizing the repayment of a loan or the discharge of any other obligation towards the Bank even if security provided therefore is realized, or

•     if the customer fails to comply, within the required time period allowed by the Bank, with the obligation to provide or increase security according to No. 13 (2) of these Business Conditions or to the provisions of some other agreement.

If reasonable cause is given due to the breach of a contractual obligation, termination shall only be permitted after expiry, without result, of a reasonable period fixed for corrective action by the customer or after a warning to the customer has proved unsuccessful, unless this proviso can be dispensed with owing to the special features of a particular case (Section 323 (2) and (3) of the German Civil Code).

(4)     Termination of consumer loan agreements in the event of default

Where the German Civil Code contains specific provisions for the termination of a consumer loan agreement subsequent to a payment default, the Bank may only terminate the business relationship as provided therein.

(5)     Settlement following termination

The Bank shall allow the customer a reasonable time period for the settlement, in particular for the repayment of a loan, unless it is necessary to attend immediately thereto (e.g. the return of the check forms in the event of termination of a checking agreement).

Protection of Deposits

20.    Deposit Protection Fund

(1)     Scope of protection

The Bank is a member of the Deposit Protection Fund of the Association of German Banks (Einlagensicherungsfonds des Bundesverbandes deutscher Banken e.V.), hereinafter referred to as “Deposit Protection Fund”. The Deposit Protection Fund protects all liabilities which are required to be shown in the balance sheet item “Liabilities to customers”. Among these are demand, term and savings deposits, including registered savings certificates. The protection ceiling for each creditor is 30 % of the liable capital relevant for deposit protection. The Bank shall notify the customer of this protection ceiling upon request. It is also available on the Internet at www.bdb.de.

(2)     Exemptions from deposit protection

Not protected are claims in respect of which the Bank has issued bearer instruments, e.g. bearer bonds and bearer certificates of deposit, as well as liabilities to banks.

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(3)     Additional validity of the By-laws of the Deposit Protection Fund

Further details of the scope of protection are contained in Section 6 of the By-laws of the Deposit Protection Fund, which are available on request.

(4)     Transfer of claims

To the extent that the Deposit Protection Fund or its mandatory makes payments to a customer, the respective amount of the customer’s claims against the Bank together with all subsidiary rights shall be transferred simultaneously to the Deposit Protection Fund.

(5)     Disclosure of information

The Bank shall be entitled to disclose to the Deposit Protection Fund or to its mandatory all relevant information and to place necessary documents at their disposal.

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